Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

            As the successor firm to Corbin & Wertz, we consent to the incorporation by reference in this Registration Statement on Form S-8 of Corbin & Wertz's report dated February 15, 2002, except for Note 10, as to which the date is February 28, 2002, on Corbin & Wertz's audit of the financial statements of VillageEDOCS as of December 31, 2001, and for each of the years in the two-year period then ended, which report is included in its Annual Report on Form 10-KSB for the year ended December 31, 2001.  We also consent to the use of Corbin & Wertz's name as it appears under the caption "Experts."

Irvine, California                                                                                    Corbin & Company LLP

January 29, 2003                                                                                    /s/ Corbin & Company LLP